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                                                                    EXHIBIT 4.15


                            AMENDMENT NO. 1 TO WARRANT NO.
                         ----------------------------------

         Reference is made to the Stock Subscription Warrant No. ___ (the "Warrant No. ___") of Grubb & Ellis Company (the "COMPANY"), issued to Joe F. Hanauer Trust.

         WHEREAS, pursuant to paragraph 1(b) of the Tri-Party Agreement dated December 11, 1996 by and among the Company, Warburg, Pincus Investors, L.P. and Joe F. Hanauer, certain amendments to the Warrant No. ___ shall be effected.

         NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

         1. Paragraph 2 of the Warrant No. ___ shall be amended in its entirety to read as follows:

         "2. PERIOD OF EXERCISE. This Stock Warrant is exercisable at any time or from time to time prior to January 29, 2002."

         2. Paragraph 4 of the Warrant No. ___ shall be amended in its entirety to read as follows:

         "4. ANTI-DILUTION PROVISIONS. The Exercise Price set forth above shall be subject to adjustment from time to time as hereinafter provided. For purposes of this paragraph 4, the term "Capital Stock" as used herein includes the Company's Common Stock and shall also include any capital stock of any class of the Company hereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Company; provided that the shares purchasable pursuant to this Stock Warrant shall include only Common Stock.
Upon each adjustment of the Exercise Price, this Stock Warrant shall thereafter represent the right to purchase, at the Exercise Price resulting from such adjustment, the largest number of shares of Common Stock obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares of Common Stock purchasable thereunder immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.

         In case the Company, at any time, shall be a party to any Transaction, each holder hereof, upon the exercise hereof at any time on or after the Consummation Date shall be entitled to receive, and this Stock Warrant shall thereafter represent the right to receive, in lieu of the Common Stock issuable upon exercise prior to the Consummation Date, the kind and amount of securities or property (including cash) which it would have owned or have been entitled to receive after the happening of such Transaction had this Stock Warrant been exercised immediately prior to such Transaction.


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         Notwithstanding anything contained herein to the contrary, the Company shall not effect any Transaction unless prior to the consummation thereof each corporation or entity (other than the Company) which may be required to deliver any securities or other property upon the exercise of Stock Warrants, the surrender of Stock Warrants or the satisfaction of exercise rights as provided herein, shall assume, by written instrument delivered to each holder of Stock Warrants, the obligation to deliver to such holder such securities or other property to which, in accordance with the foregoing provisions, such holder may be entitled, and such corporation or entity shall have similarly delivered to each holder of Stock Warrants an opinion of counsel for such corporation or entity, satisfactory to each holder of Stock Warrants, which opinion shall state that all the outstanding Stock Warrants, including, without limitation, the exercise provisions applicable thereto, if any, shall thereafter continue in full force and effect and shall be enforceable against such corporation or entity in accordance with the terms hereof and thereof and, together with such other matters as such holders may reasonably request.

         In case the Company shall (i) pay a dividend in shares of Capital
Stock or securities convertible into Capital Stock or make a distribution to all holders of shares of Capital Stock in shares of Capital Stock or securities convertible into Capital Stock, (ii) subdivide its outstanding shares of Capital Stock, (iii) combine its outstanding shares of Capital Stock into a smaller number of shares of Capital Stock or (iv) issue by reclassification of its shares of Capital Stock other securities of the Corporation, the Exercise Price shall be adjusted (to the nearest cent) by multiplying the Exercise Price immediately prior to such adjustment by a fraction, of which the numerator shall be the number of shares of Capital Stock outstanding immediately prior to the occurrence of such event, and of which the denominator shall be the number of shares of Capital Stock outstanding (including any convertible securities issued pursuant to clause (i) or (iv) above on an as converted basis) immediately thereafter. An adjustment made pursuant to the foregoing sentence shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

         (d)  NOTICE OF ADJUSTMENT.    Upon the occurrence of any event
requiring an adjustment of the Exercise Price, then and in each such case the Company shall promptly deliver to each holder of Stock Warrants a certificate signed by the President or any Vice President and the Secretary or any Assistant Secretary of the Company (an "Officers' Certificate") stating the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of shares of Common Stock issuable upon exercise of the Stock Warrants, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Within 90 days after each fiscal year in which any such adjustment shall have occurred, or within 30 days after any request therefor by any holder of Stock Warrants stating that such holder contemplates exercise of such Stock Warrants, the Company will obtain and deliver to each holder of Stock Warrants the opinion of its regular independent auditors or another firm of independent public accountants of recognized national standing selected by the Company's Board of Directors who are satisfactory to the registered holder of this Stock Warrant, which opinion shall confirm the statements in the most recent Officers' Certificate delivered under this paragraph 4(d).

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         (e)  OTHER NOTICES. In case at any time:

         (i) the Company shall declare or pay to the holders of Capital Stock any dividend other than a regular periodic cash dividend or any periodic cash dividend in excess of 115% of the cash dividend for the comparable fiscal period in the immediately preceding fiscal year;

         (ii) the Company shall declare or pay any dividend upon Capital Stock payable in stock or make any special dividend or other distribution (other than regular cash dividends) to the holders of Capital Stock;

         (iii) the Company shall offer for subscription pro rata to the holders of Capital Stock any additional shares of stock of any class or other rights;

         (iv) there shall be any capital reorganization, or reclassification of the Capital Stock of the Company, or consolidation or merger of the Company with, or sale of all or substantially all of its assets to, another corporation or other entity;

         (v) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company; or

         (vi)  there shall be any other Transaction;

then, in any one or more of such cases, the Company shall give to the holder of each Stock Warrant (a) at least 15 days prior to any event referred to in clause
(i) or (ii) above, at least 30 days prior to any event referred to in clause
(iii), (iv) or (v) above, and within five business days after it has knowledge of any pending Transaction, written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding-up or Transaction and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding-up or Transaction known to the Company, at least 30 days prior written notice of the date (or, if not then known, a reasonable approximation thereof by the Company) when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Capital Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Capital Stock shall be entitled to exchange their Capital Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding-up or Transaction, as the case may be. Such notice shall also state that the action in question or the record date is subject to the effectiveness of a registration statement under the Securities Act or to a favorable vote of security holders, if either is required."


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         3.   Paragraph 15 of the Warrant No. ___ shall be amended to include the following definitions:

         "CONSUMMATION DATE" shall mean the date of the consummation of a Transaction.

         "TRANSACTION" shall mean any transaction to which the Company is a party at any time (including, without limitation, a merger, consolidation, sale of all or substantially all of the Company's assets, liquidation or recapitalization of the Capital Stock) in which the previously outstanding Capital Stock shall be changed into or exchanged for different securities of the Company or common stock or other securities of another corporation or interests in a noncorporate entity or other property (including cash) or any combination of any of the foregoing or in which the Capital Stock ceases to be a publicly traded security either listed on the New York Stock Exchange or the American Stock Exchange or quoted by NASDAQ or any successor thereto or comparable system.

         4. Except as amended hereby, Warrant No. ___ is fully ratified and remain in full force and effect.


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         IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to
Warrant No. ___ this 11th day of December, 1996.



                             GRUBB & ELLIS COMPANY



                             By:    /s/ Robert J. Walner
                                    --------------------
                             Name:  Robert J. Walner
                             Title: Senior Vice President and
                                    General Counsel



                             Joe F. Hanauer Trust



                             By:    /s/ Joe F. Hanauer
                                    ------------------
                             Name:  Joe F. Hanauer
                             Title: Trustee





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